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                                                                  Exhibit (d)(7)

                         INVESTMENT MANAGEMENT AGREEMENT

                       SMITH BARNEY INVESTMENT FUNDS INC.
                    Smith Barney Multiple Discipline Funds--
                     Balanced All Cap Growth and Value Fund

SMITH BARNEY FUND MANAGEMENT LLC
399 Park Avenue
New York, New York 10022

Ladies and Gentlemen:

     Smith Barney Investment Funds Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, on behalf of its new series, Smith Barney Multiple Discipline Funds--Balanced All Cap Growth and Value Fund (the "Fund"), herewith confirms its agreement with Smith Barney Fund Management LLC (the "Manager"), as follows:

     1. Investment Description; Appointment

     The Company desires to employ the Fund's capital investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in (i) the Company's Charter as amended from time to time (the "Charter"); (ii) the Fund's prospectus (the "Prospectus") and
(iii) the Fund's Statement of Additional Information (the "SAI") filed with the Securities and Exchange Commission (the "SEC") as part of the Company's Registration Statement on Form N-1A on June 30, 2004, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Prospectus and the SAI have been or will be submitted to the Manager. The Company agrees promptly to provide copies of all amendments to the Prospectus and the SAI to the Manager on an on-going basis. The Company desires to employ and hereby appoints the Manager to act as manager of the Fund. The Manager accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2. Services as Investment Manager

     Subject to the supervision and direction of the Board, the Manager shall
(a) act in strict conformity with the Company's Charter, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, (the "Advisers Act") as the same may from time to time be amended, (b) manage the Fund's assets in accordance with the Fund's investment objectives and policies as stated in the Fund's Prospectus and SAI, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of portfolio securities and other investments for the Fund, and (f) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement (collectively, the "Advisory Services"). In providing the Advisory Services, the Manager will provide investment research and supervision of the Fund's investments and conduct a continual program of investment,

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evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Manager will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

     Subject to the approval of the Board of the Company and, where required, the Fund's shareholders, the Manager may engage an investment sub-adviser or sub-advisers to provide Advisory Services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Manager shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreement(s) or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Company's Board and subject to the requirements of the 1940 Act.

     In addition to the Advisory Services outlined above, the Manager will (a) assist in supervising all aspects of the Fund's operations; (b) supply the Fund with office facilities (which may be in the Manager's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of (i) the net asset value of shares of the Fund, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and (c) prepare reports to shareholders of the Fund, tax returns and reports to and filings with the SEC and state Blue Sky authorities.

     3. Brokerage

     In executing transactions for the Fund, selecting brokers or dealers (including, if permitted by applicable law, Citigroup Global Markets Inc.) and negotiating any brokerage commission rates, the Manager will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Manager will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Manager is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended), provided to the Fund and/or other accounts over which the Manager or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Manager from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and/or other accounts over which the Manager or its affiliates exercise investment discretion.

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     4. Information Provided to the Company

     The Manager shall keep the Company informed of developments materially affecting the Fund, and shall, on its own initiative, furnish the Company from time to time with whatever information the Manager believes is appropriate for this purpose.

     5. Standard of Care

     The Manager shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Company or the shareholders of the Fund to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

     6. Compensation

     In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Manager an annual fee calculated at the rate of 0.75% of the Fund's average daily net assets; the fee is calculated daily and paid monthly. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the SAI, as from time to time in effect.

     7. Expenses

     The Manager shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses to be borne by the Fund or the Company) in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The Fund shall bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory, any sub-advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund's and Directors' proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including taxes, interest and commissions; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and SAIs for regulatory purposes and for distribution to existing shareholders; fees for any pricing service; the costs of regulatory compliance, such as SEC fees and state Blue Sky qualification fees; outside auditing and legal expenses and costs associated with maintaining the Company's legal existence; costs of shareholders' reports and meetings of

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officers or the Board; fees of Directors who are not officers, directors or employees of Citigroup Global Markets Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder; and any extraordinary expenses. In addition, the Fund will pay all service and distribution fees pursuant to a Services and Distribution Plan adopted by the Company under Rule 12b-1 under the 1940 Act.

     The Company will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Company with respect to such litigation and other expenses as determined by the Board.

     8. Services to Other Companies or Accounts

     The Company understands that the Manager now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, and the Company has no objection to the Manager's so acting, provided that whenever the Fund and one or more other investment companies or accounts managed or advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Company understands that the persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Manager to perform its services under this Agreement.

     10. Term of Agreement

     This Agreement shall become effective July 16, 2004 (the "Effective Date"), shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by (i) the Board or (ii) the vote of a majority of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Directors who are not interested persons of any party to this Agreement, by vote cast in person or by proxy at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 60 days' written notice by the Manager. This Agreement will also terminate automatically in the event of its assignment.

     11. Interpretation and Definition of Terms

     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules,

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regulations or orders of the SEC validly issued pursuant to the 1940 Act.
Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment" and "affiliated person," as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                              Very truly yours,

                              SMITH BARNEY INVESTMENT FUNDS INC.,
                              on behalf of its Smith Barney Multiple Discipline Funds--Balanced All Cap Growth and Value Fund


                              By: s/R. Jay Gerken
                                  ---------------
                                  Name: R. Jay Gerken
                                  Title: Chairman, President and Chief Executive Officer

Accepted:

SMITH BARNEY FUND MANAGEMENT LLC
By: s/R. Jay Gerken
    ---------------
    Name: R. Jay Gerken
    Title: Chairman, President and Chief Executive Officer

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